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                      August 11, 2023

       Jonathan P. Myers
       Chief Executive Officer
       Qomolangma Acquisition Corp.
       1178 Broadway, 3rd Floor
       New York, NY 10010

                                                        Re: Qomolangma
Acquisition Corp.
                                                            Form 10-K for the
Fiscal Year ended December 31, 2022
                                                            Filed April 7, 2023
                                                            File No. 001-41518

       Dear Jonathan P. Myers:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation